Exhibit 10.1

ASTRONOVA, INC.

2018 EQUITY INCENTIVE PLAN

STOCK-SETTLED PERFORMANCE AWARD AGREEMENT

THIS STOCK-SETTLED PERFORMANCE AWARD AGREEMENT (the “Agreement”) is made and entered into as of ____________ (the “Grant Date”) by and between AstroNova, Inc. (the “Company”) and ___________ (the “Grantee”).

WHEREAS, the Company has adopted the Company’s 2018 Equity Incentive Plan (the “Plan”) pursuant to which stock-based awards may be granted to officers, directors, employees and other service providers to the Company and its subsidiaries;

WHEREAS, the Award provided for by this Agreement (a “Stock-Settled Performance Award”) constitutes an “Other Stock-Based Award” pursuant to Section 9 of the Plan; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Award provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Award. Pursuant to Section 9 of the Plan, the Company hereby issues to the Grantee on the Grant Date a Stock-Settled Performance Award with a reference value of $__________ (the “Reference Value”). This Stock-Settled Performance Award shall be subject to and governed by the terms of this Agreement and the Plan.

2. Definitions. Any capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Earned Value” has the meaning given to that term in Exhibit A attached hereto and made a part hereof.

“Common Stock” means the Company’s common stock, $0.05 par value per share.

“Determination Date” means the date on which the Committee certifies whether the Performance Goals have been achieved.

“Performance Period” means February 1, 20__ through January 31, 20__.

“Performance Year” means the Company’s fiscal year ending January 31, 20__.

“Retirement” shall mean the date that the Grantee incurs a “separation from service” within the meaning of Treasury Regulations, Section 1.409A-1(h)(1), provided that the Grantee has attained the age of sixty-five (65) years prior to such separation from service.

3. Determination of Performance Goals and Delivery of Award Shares.

(a) Performance Goals. On the Determination Date, the Committee shall certify the achievement with respect to the performance goals (the “Performance Goals”) set forth in Exhibit A and the determination of the Earned Value.

(b) Delivery of Award Shares. As soon as practicable after the Determination Date, and consistent with Section 409A of the Code, the Company shall issue and deliver to the Grantee, or the Grantee’s beneficiary or estate as the case may be, a number of shares of Common Stock (the “Award Shares”) equal to the Earned Value divided by the greater of (i) the Fair Market Value of one share of Common Stock on the Grant Date and (ii) the Fair Market Value of one share of Common Stock on the Determination Date. The Award Shares shall be subject to vesting as set forth in Exhibit A. The Award Shares shall be issued either (i) in certificate form or (ii) in book-entry or electronic form, registered in the name of the Grantee. All certificates representing Common Stock shall contain the legend(s) referenced in Section 4 hereof. The number of shares delivered shall be net of the number of shares withheld, if any, pursuant to Section 8. The Company shall not be required to deliver any fractional share of Common Stock, but will make a cash payment in lieu thereof equal to the Fair Market Value (determined as of the Determination Date) of the fractional share to which the Grantee or the Grantee’s beneficiary or estate, as the case may be, is entitled to hereunder. No payment will be required from the Grantee upon the issuance or delivery of shares of Common Stock except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly in accordance with Section 8. If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible to receive Award Shares upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

(c) Forfeiture of Stock-Settled Performance Award. Except as set forth in Section 3(d) below, (i) the Grantee must be providing Service until the Determination Date following the Performance Year to earn any Award Shares and (ii) if the Grantee’s Service ceases prior to the Determination Date, this Stock-Settled Award shall be cancelled and forfeited.

(d) Death, Disability or Retirement. Notwithstanding any other provision of this Agreement, in the event of the death, Disability (as defined in the Plan) or Retirement of the Grantee during the Performance Period (each, a “Termination Event”), then, except as set forth on Exhibit A:

(i) if such Termination Event occurs on or prior to __________, 20__, this Stock-Settled Award shall be canceled and forfeited and the Grantee shall not be entitled to receive any Award Shares;

(ii) if such Termination Event occurs on or after __________, 20__, but prior to the end of the Performance Period, the Grantee shall be entitled to receive that portion of the Award Shares the Grantee would have been entitled to receive if the Grantee had remained employed until the Determination Date, prorated to reflect the number of days during the Performance Period elapsed prior to the date of the Termination Event; and

(iii) if such Termination Event occurs after the end of the Performance Year but prior to the Determination Date, the Grantee shall be entitled to receive the number of Award Shares that the Grantee would have been entitled to receive if the Grantee had continued to provide Service until the Determination Date.

Any Award Shares issued pursuant to this Section 3(d) shall be issued pursuant to, and on the schedule set forth in, Section 3(b) above.

4. Transfer Restrictions.

(a) The Stock-Settled Performance Award granted hereunder to the Grantee may not be sold, assigned transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.

(b) Except for authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as Award Shares, as permitted by Section 8(b)(ii), the Grantee may not sell, transfer, pledge or otherwise encumber more than fifty percent (50%) of the Award Shares unless and until the earlier of (a) the date on which the Grantee meets the ownership level of Common Stock specified for such Grantee in the Company’s stock ownership and retention guidelines, as the same may be amended from time to time in the discretion of the Board, and (b) the date on which the Grantee is no longer subject to the Company’s stock ownership and retention guidelines, as the same may be amended from time to time in the discretion of the Board. Any and all certificates representing shares of Common Stock issued hereunder shall have appropriate legends evidencing such transfer restrictions.

5. Change In Control. Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined in the Plan) occurs during the Performance Period, the number of Award Shares shall be calculated as set forth on Exhibit A.

6. Rights as Shareholder. The Grantee shall not have any rights of a shareholder of the Company holding shares of Common Stock with respect to this Stock-Settled Performance Award, unless and until this Stock-Settled Performance Award is settled by the issuance of Award Shares as provided herein.

7. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Award Shares shall be adjusted as contemplated by Section 10.2 of the Plan.

8. Tax Liability and Withholding.

(a) The Grantee acknowledges and agrees that the Company and its Subsidiaries have the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the grant of this Stock-Settled Performance Award or any Award Shares hereunder.

(b) The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment;

(ii)

authorizing the Company to withhold shares of Common Stock from the Award Shares otherwise issuable or deliverable to the Grantee hereunder; provided, however, that the Fair Market Value (determined as of the Determination Date) of any shares of Common Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (unless a higher withholding rate is permissible without adverse accounting consequences); or

(iii)	delivering to the Company previously owned and unencumbered shares of Common Stock.

Any shares of Common Stock withheld in accordance with this Section 8 shall be treated as if issued and sold by the Grantee when determining the share retention requirements applicable to the Grantee under the share ownership and/or retention requirements of this Agreement (including Section 4 hereof) and/ or guidelines of the Company.

(c) Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or settlement of this Stock-Settled Performance Award or the subsequent sale of any Award Shares; and (i) does not commit to structure this Stock-Settled Performance Award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9. Acceptance by Grantee. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts this Stock-Settled Performance Award subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the settlement of this Stock-Settled Performance Award or the disposition of Award Shares and that the Grantee has been advised to consult a tax advisor prior to such settlement or disposition.

10. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, Attention: Chief Financial Officer, and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

11. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

12. Clawback. Any Award Shares received under this Agreement constitute incentive compensation. The Grantee agrees that any Award Shares received hereunder will also be subject to any clawback/forfeiture provisions required by any law, now or in the future, applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations or listing standards and/or policy adopted by the Company.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the day and year first above written.

ASTRONOVA, INC.

By:
Name:
Title:

Grantee

EXHIBIT A

1.	Performance Goals and Determination of Earned Value

2.	Vesting

3.	Effect of Termination Event

4.	Determination of Award Shares upon a Change in Control during the Performance Period